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                              SUBLICENSE AGREEMENT

     This revised SUBLICENSE AGREEMENT ("Sublicense" or "Agreement") is made and entered into by BioDelivery Sciences International, Inc. and BioDelivery Sciences, Inc. (jointly referred to herein as "BDS") and RetinaPharma, Inc. f/k/a Warex Inc. ("RetinaPharma"), a Nevada corporation, as of this 10th day of August, 2001.

                                  WITNESSETH:

     WHEREAS, BDS is developing and commercializing a cochleate delivery system pursuant to patents, pending patent applications and proprietary and trade secret information (herein the "BDS Technology"); and

     WHEREAS, RetinaPharma is developing and commercializing technology pursuant to a Sublicense Agreement dated January 4, 2001 with Tatton Technologies, LLC ("Tatton") for the treatment of retinal disease and glaucoma (the "Tatton Technology"); and

     WHEREAS, BDS wishes to grant to RetinaPharma a Sublicense to the BDS Technology for the delivery of antiapoptotic pharmaceutical and antiapoptotic nutriceutical treatment for retinal disease and glaucoma.

     NOW THEREFORE, for good and valuable consideration, in hand received, including the mutual covenants and promises of the parties as set forth in this Agreement, the parties mutually agree as follows:

     1. SUBLICENSE. During the term of this Agreement, BDS hereby grants RetinaPharma the exclusive worldwide right to commercialize, manufacture, sell, market, apply, and utilize the BDS Technology for, but only for, the purposes of delivery of antiapoptotic pharmaceutical and nutriceutical treatments specifically utilizing the Tatton Technology under that certain Sublicense between Tatton Technologies LLC and RetinaPharma dated January 4, 2001, as same may be amended from time to time, for, and only for the purpose of treating antiapoptotic pharmaceutical and nutriceutical treatment of retinal disease and glaucoma in conjunction with the Tatton Technology (the "Designated Use"). During the term of this Agreement and for so long as RetinaPharma has not violated the terms hereof, BDS shall not permit any other person or entity to use or apply the BDS Technology, or any part thereof, for the Designated Use, as defined herein, without the prior written permission of RetinaPharma which may be withheld in the sole discretion of RetinaPharma. Other than the specific restriction set forth in the preceding sentence, which is, by its terms, specifically limited to the Designated Use as defined herein, BDS shall be unrestricted in all uses and applications of its technology during and following the term hereof. Further, BDS agrees to immediately notify RetinaPharma of any use, infringement or claim threatened or asserted by any third party relating to the BDS Technology used for the Designated Purpose and will cooperate with RetinaPharma in the defense of such use, infringement or claim as same relates to the Designated Use.

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          2.   COMMERCIALIZATION. RetinaPharma agrees to exercise its reasonable efforts to commercialize the BDS Technology for the Designated Use through commercial sales, sublicenses, joint development agreements, and other commercialization efforts as determined appropriate in the sole discretion and judgment of RetinaPharma.

          3. ROYALTY. RetinaPharma agrees to pay BDS a royalty equal to the greater of the Base Royalty, as hereinafter defined or thirty percent (30%) of all net pre-tax profits (the "Profits" as hereinafter defined) plus thirty percent (30%) of all net proceeds, if any, from the sale, assignment or sublicense of the BDS Technology for the Designated Use as permitted herein earned by RetinaPharma from the sale of products incorporating the BDS Technology. For purposes hereof, Profits, whether from the sale of products, sublicenses, assignments or other disposition, shall be: (i) computed in a consistent manner, in accordance with generally accepted accounting principles; and (ii) make reasonable allocation of all costs and expenses including, but not limited to development costs and overhead costs, among its various activities (including those related to the BDS Technology and those which do not relate to the BDS Technology but which relate to or support the development or commercialization of RetinaPharma products which are reasonable anticipated to utilize the BDS Technology) so that the allocation of such expenses and royalties to the sale of products incorporating the BDS Technology are reasonable in relationship to the overall business and activities being conducted by RetinaPharma. Notwithstanding the foregoing, royalties due BDS shall not be less than five percent (5%) of the gross proceeds realized by RetinaPharma in connection with the marketing, sale, assignment or sublicense of the BDS Technology (the "Gross Proceeds"). RetinaPharma shall pay all royalties due hereunder, on or before the 10th day of each month. All royalty payments shall be accompanied by a written report specifying Profits and Gross Proceeds. BDS shall have the right to inspect the books and records of RetinaPharma at any reasonable time during normal business hours.

          4. SUBLICENSE AND ASSIGNMENT. RetinaPharma may sublicense or assign the BDS Technology, or any part thereof, for the Designated Uses, in the exercise of its discretion provided that the assignee or sub licensee is bound by the terms of this Agreement which are applicable thereto and that the appropriate royalty, as provided in Paragraph 3 above, is paid to BDS. Any sublicense or assignment shall require the prior written approval of BDS, which shall not be unreasonably withheld and which may provide reasonable protection that any Royalties due BDS will be timely paid and imposing termination provisions in the Sublicense or Assignment in the event of failure to timely pay Royalties. In the event of a subsequent merger of any of the parties hereto, this Agreement shall continue to be binding on and enforceable against the successor to such party and to the other parties to this Agreement.


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     5. REPRESENTATIONS AND WARRANTIES OF BDS. BDS makes the following representations and warranties to RetinaPharma, each of which shall survive the closing of this Agreement:

          a) BDS is the licensee of the BDS Technology, subject to no claims, interests, or rights of any third party, which are inconsistent with or which will be breached by virtue of this Agreement.

          b) BDS has full right and authority to enter into this Agreement and to perform its obligations hereunder.

          c) BDS agrees to cooperate with RetinaPharma to defend the BDS Technology for the Designated uses from infringement upon the rights thereof by any third party.

          d) The grant of this Sublicense does not require the prior approval of any third party which has not been obtained and does not violate or breach any agreement, license, or other obligations to which BDS is a party or to which the BDS Technology is subject.

     6. REPRESENTATIONS AND WARRANTIES OF RETINAPHARMA. RetinaPharma makes the following representations and warranties to BDS, each of which shall survive the closing:

          a) RetinaPharma has full right and authority to enter into this Agreement and to perform its obligations hereunder.

          b) The execution of this Agreement by RetinaPharma will not breach any agreement to which RetinaPharma is a party.

          c) Entering into and carrying out of this Agreement by RetinaPharma does not require the consent or approval of any party, which has not given such consent or approval.

          d) RetinaPharma will exercise reasonable efforts and good faith to commercialize the BDS Technology for Designated Uses.

     7. NON-FRUSTRATION. Neither party to this Agreement shall commit any act or take any action that would frustrate or hamper the rights of the other party under this Agreement. Each party shall act in good faith and engage in fair dealing when taking any action under or related to this Agreement.

     8. TERM. This Agreement shall continue in effect for so long as RetinaPharma is using the BDS Technology for the Designated Uses. In the event of a

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material breach of this Agreement, the non-breaching party may terminate this
Agreement providing the material default is not cured by the breaching party within 30 days written notice specifying the event of default and the intention to terminate. RetinaPharma may terminate this Agreement upon 30 days written notice provided that it is current in the payment of all Royalties pursuant to paragraph 3 above.

     9. ARBITRATION. Any dispute arising under this Agreement shall be resolved solely by binding arbitration before the American Arbitration Association located in St. Louis, Missouri. The finding of the arbitrators shall be final and binding and shall constitute the sole and exclusive means for resolving any dispute under this Agreement. The rules of the American Arbitration Association shall be binding upon said arbitration. The determination of arbitrators may be reduced to a final judgment in any court of competent jurisdiction.

     10.  MISCELLANEOUS.

          (i) This Agreement constitutes the entire understanding of the parties and shall not be amended or otherwise altered, except in writing, and executed by the parties hereto. This Agreement supersedes and replaces any and all prior oral and written agreements regarding the subject matter hereof.

          (ii) RetinaPharma and BDS each acknowledges that certain of their shareholders including, but not limited to the Hopkins Capital Group and its affiliates, are stockholders and/or members of management of BDS and RetinaPharma (the "Overlapping and Conflicted Interest"). Such Overlapping and Conflicted Interest has been the subject of full disclosure and BDS and RetinaPharma have each had the opportunity to ask questions and obtain further information regarding the Overlapping and Conflicted Interest. RetinaPharma and BDS, by virtue of the execution of this Agreement, expressly waived the Overlapping and Conflicted Interest and any conflicts of interest, which may result therefrom. By execution of this Agreement, BDS and RetinaPharma each waive said Overlapping and Conflicted Interest and the resulting conflicts of interest as a defect or defense with regard to this Agreement or the subject matter hereof.

          (iii) This Agreement shall not be construed more stringently against either party, regardless of which party may have served as the draftsman.

          (iv) This Agreement and the resolution of any dispute shall be governed by the laws of the State of Missouri.

          (v) This Agreement has been prepared by Samuel S. Duffey, Duffey & Dolan, PA, which has, in the past, and may, in the future, provide advice or consultation to BDS, RetinaPharma and Hopkins Capital Group and their affiliates ("Disclosed Relationships"). Further, Mr. Duffey has disclosed that entities or Trusts affiliated with members of his family are stockholders of BDS and RetinaPharma.

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               Mr. Duffey has advised BDS and RetinaPharma and Tatton that he represented and gave advise to no party to this Agreement, including but not limited to, BDS, RetinaPharma, Tatton nor Hopkins Capital Group in the preparation of this Agreement and that each party was advised of their right to consult with independent legal counsel. BDS and RetinaPharma, by execution of this Agreement, each expressly waive and release Mr. Duffey and Duffey & Dolan, PA from any and all conflicts of interest related to or resulting from the Disclosed Relationships or otherwise related to this Agreement or the subject matter hereof.



     IN WITNESS WHEREOF, the parties have set their hand and seal on the day and year first above written.

                    BioDelivery Sciences International,Inc.



                                        By: /s/ RAPHAEL MANNINO
                                            ------------------------------------
                                            Raphael Mannino
                                            President



                                        BioDelivery Sciences International, Inc.
                                        By: /s/ DONALD L. FERGUSON      SrEx VP.
                                            ------------------------------------
                                            Donald L. Ferguson,
                                            Senior Executive President


                                        RetinaPharma, Inc.

                                        By: /s/ FRANK E. O'DONNELL
                                            ------------------------------------
                                            Frank E. O'Donnell, Jr., MD
                                            Chief Executive Officer